Exhibit 21

Subsidiaries of the Company

Subsidiaries	Percentage Owned	Jurisdiction of Incorporation
Sun National Bank	100%	United States
Sun Capital Trust V	100%	Delaware
Sun Capital Trust VI	100%	Delaware
Sun Statutory Trust VII	100%	Connecticut
Sun Capital Trust VII	100%	Delaware
Sun Capital Trust VIII	100%	Delaware
Prosperis Financial Solutions, LLC. (1)	100%	New Jersey
2020 Properties, L.L.C. (1)	100%	New Jersey
4040 Properties, L.L.C. (1)	100%	New Jersey

(1)	Wholly-owned subsidiary of Sun National Bank.